  EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of ASP Isotopes Inc. on Form S-8 (No. 333-268421) of our report dated March 31, 2023, on our audits of the consolidated financial statements as of December 31, 2022 and 2021 and for the year ended December 31, 2022 and the period from September 13, 2021 (inception) through December 31, 2021, which report is included in this Annual Report on Form 10-K to be filed on or about March 31, 2023. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company's ability to continue as a going concern.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Iselin, New Jersey

March 31, 2023